UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 19, 2007

Auxilium Pharmaceuticals, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	000-50855	23-3016883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Valley Stream Parkway Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 321-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 19, 2007, the Board of Directors (the “Board”) of Auxilium Pharmaceuticals, Inc. (the “Company”) voted to appoint Dr. Dennis Langer, M.D., J.D. as a director to the Company, effective upon acceptance of the offer to join the Board. On July 23, 2007, Dr. Langer accepted the offer.

Dr. Langer is a Managing Partner at Phoenix IP Ventures, LLC in Philadelphia, PA and is a director of Myriad Genetics, Inc., Cytogen Corporation and Pharmacopeia, Inc. and also is a Clinical Professor, Department of Psychiatry, Georgetown University School of Medicine. Prior to joining Phoenix IP Ventures in 2005, Dr. Langer served as President, North America, Dr. Reddy’s Laboratories, Ltd. He held positions of increasing responsibility at GlaxoSmithKline from 1994 until 2004, including Senior Vice President, Project and Portfolio Management, Senior Vice President, Product Development Strategy, and Senior Vice President, Healthcare Services R&D. Dr. Langer was President and Chief Executive Officer of Neose Pharmaceuticals, Inc. from 1991 until 1994. From 1988 until 1991, Dr. Langer worked at G.D. Searle & Co. Prior to that, he held positions in marketing and clinical research at Abbott Laboratories from 1984 to 1988 and began his career in the pharmaceutical industry in 1983 at Eli Lilly & Co. Dr. Langer received a B.A. from Columbia University, an M.D. from Georgetown University School of Medicine, and a J.D. from Harvard Law School.

On July 23, 2007, the Company granted nonqualified stock options to purchase 15,000 shares of Company common stock to Dr. Langer. The option will be granted under the Company’s 2004 Equity Compensation Plan, as amended and restated, and will be governed by the terms and conditions of such plan and the Company’s standard form nonqualified stock option agreement, including provision for immediate vesting upon a change of control of the Company. The option will be fully vested on July 23, 2008 and has an exercise price per share of $16.23, the closing price per share of the Company’s common stock on the NASDAQ Global Market on the date of grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: July 25, 2007	By:	/s/ Jennifer Evans Stacey
Jennifer Evans Stacey, Esq.
Executive Vice President, General Counsel, Human Resources and Secretary